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                                                               EXHIBIT 99-B.8.2



                        MARKETING AND SERVICES AGREEMENT

                                      AMONG

                       AETNA INSURANCE COMPANY OF AMERICA

                                       AND

                      NICHOLAS-APPLEGATE CAPITAL MANAGEMENT

                                       AND

                          NICHOLAS-APPLEGATE SECURITIES


                                      DATED

                                FEBRUARY 20, 1996



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                        MARKETING AND SERVICES AGREEMENT

     THIS AGREEMENT is made, by and among AETNA INSURANCE COMPANY OF AMERICA, a Connecticut insurance company and registered broker-dealer, referred to herein as "AICA," with principal offices at 151 Farmington Avenue, Hartford, Connecticut 06156, and NICHOLAS-APPLEGATE CAPITAL MANAGEMENT ("NACM"), a California limited partnership and registered investment adviser, and NICHOLAS-APPLEGATE SECURITIES ("NAS"), a California limited partnership and registered broker-dealer (together referred to herein as "NICHOLAS-APPLEGATE"), each with its principal place of business at 600 West Broadway, San Diego, California 92101. This Agreement shall be effective as of the date both parties hereto have executed this Agreement, as noted on the signature pages.

                                        WITNESSETH:

          WHEREAS, AICA is a stock life insurance company authorized to conduct an insurance business in all fifty (50) states and the District of Columbia; and

          WHEREAS, Nicholas-Applegate has expertise in the marketing and servicing of investment products; and

          WHEREAS, the exclusive principal underwriter and distributor for the Contracts ("Underwriter") shall be AICA, a registered broker-dealer authorized to conduct business in all fifty (50) states and the District of Columbia, and AICA shall perform all functions relating to the acceptance of applications for the Contracts; and

          WHEREAS, the parties are desirous of entering into a relationship whereby Nicholas-Applegate will provide product development, marketing and marketing support services in connection with certain variable insurance products issued by AICA supported by separate accounts whose underlying investment options will be registered investment companies advised or administered by Nicholas-Applegate or an Affiliate, and certain registered investment companies advised and administered by AICA or an Affiliate and a guaranteed option account managed by the General Account of AICA;

          NOW, THEREFORE, it is agreed as follows:


                                    SECTION 1
                                   DEFINITIONS

1.1  AFFILIATE.

     "Affiliate" shall mean, with respect to a person, any other person controlling, controlled by, or under common control with, such person in accordance with Section 2(a)(3)(c) and Section 2(a)(9) of the Investment Company Act of 1940 ("1940 Act").

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1.2  AGENT.

     "Agent" shall mean those individuals who are appropriately licensed under applicable insurance and securities statutes and regulations to sell the Contracts in all jurisdictions where required to be so licensed and who are appointed by AICA.

1.3  CONTRACTS.

     "Contracts" shall mean the class or classes of variable annuity contracts, which may include certain guaranteed account options managed as a non-insulated, non-unitized separate account of AICA's General Account, as set forth on Schedule 1 to this Agreement as in effect at the time this Agreement is executed, and such other variable insurance products and guaranteed account products that may be added to Schedule 1 from time to time in accordance with Section 2.2.1 of this Agreement. For this purpose and under this Agreement generally, a "Class of Contracts" shall mean those Contracts issued by AICA on the same policy form or forms and covered by the same Securities and Exchange Commission ("SEC") registration statement.

1.4  DISTRIBUTOR.

     "Distributor" shall mean an entity registered as a broker-dealer and licensed as a life insurance agent or affiliated with an entity so licensed, and that has executed a Selling Agreement with AICA pursuant to which it is authorized to distribute the Contracts as contemplated by Section 3.4 of this Agreement.

1.5  FUND.

     "Fund" shall mean an investment company advised or administered by Nicholas-Applegate or an Affiliate or AICA or an Affiliate, as set forth on
Schedule 2 to this Agreement and in effect at the time this Agreement is executed, and such other investment companies that may be added to Schedule 2 from time to time in accordance with Section 2.2.3 of this Agreement.

1.6  GENERAL ACCOUNT.

     "General Account" shall mean the general assets of AICA other than those allocated to a Separate Account.

1.7  SEPARATE ACCOUNT.

     "Separate Account" shall mean each insulated unitized Separate Account of AICA registered under the 1940 Act and whose securities are registered under the Securities Act of 1933 ("1933 Act") specified on Schedule 3 to this Agreement, as in effect at the time this Agreement is executed, and such other separate accounts of AICA that may be added from time to time to
Schedule 3 to this Agreement in accordance with Section 2.2.2, each of which is established and operated in compliance with any applicable insurance regulations of all necessary

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jurisdictions.

1.8  SUBACCOUNTS OR SEPARATE ACCOUNT SUBACCOUNTS.

     "Subaccounts" or "Separate Account Subaccounts" shall mean the subaccounts of the Separate Accounts available under the Contracts, which shall include those Subaccounts named on Schedule 3 to this Agreement as in effect at the time this Agreement is executed, and such other Subaccounts that may be added to Schedule 3 in accordance with Section 2.2.3 of this Agreement.

1.9  TERRITORY.

     "Territory" shall mean the fifty (50) states of the United States and the District of Columbia.

                                    SECTION 2
                               SCOPE OF AGREEMENT

2.1  THE SEPARATE ACCOUNTS AND THE FUNDS.

     2.1.1 SEPARATE ACCOUNTS AND SUBACCOUNTS. The Separate Account Subaccounts for the Contracts shall initially consist of the subaccounts set forth on Schedule 3 hereto. Each Separate Account Subaccount shall invest in a corresponding Fund or series of a Fund ("Fund Series") as set forth on
Schedule 2 to this Agreement.

     2.1.2 THE FUNDS. Schedule 2 lists the Funds and, in the case of a Fund of the "series" type, the Series of such a Fund that have been made available as investment options for each class of Contracts. Each Fund listed on Schedule 2, as in effect at the time this Agreement is executed, has been established and a registration statement has been filed with the SEC. Additional Funds and Fund Series may be added to Schedule 2 from time to time in accordance with Section 2.2.3 of this Agreement. Nicholas-Applegate understands and agrees that with regard to the Funds, it must at all times maintain one (1) subadviser that is not Nicholas-Applegate or an Affiliate of Nicholas-Applegate.

2.2 ADDING CLASSES OF CONTRACTS, SEPARATE ACCOUNTS, SEPARATE ACCOUNT SUBACCOUNTS, FUNDS AND FUND SERIES.

     Subject to the following provisions of this Section 2.2, the parties to this Agreement may by mutual agreement amend the Schedules to this Agreement from time to time for the purposes described in the following subsections
2.2.1 through 2.2.3. Notwithstanding any provision to the contrary, nothing in this Section 2.2 shall prohibit a party from taking action required by applicable federal or state law, or require a party to take action prohibited by applicable federal or state law.

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     2.2.1     ADDING CLASSES OF CONTRACTS.  Although the parties contemplate a long-term relationship, at the time this Agreement is executed, the parties have not agreed upon other classes of Contracts to be serviced during the course of their relationship other than the initial classes of Contracts described in Section 1.3. Nonetheless, the parties intend for this Agreement to cover any additional classes of Contracts to which AICA and Nicholas-Applegate may agree to have Nicholas-Applegate provide marketing and marketing support services during the course of their relationship. Accordingly, the parties by mutual agreement may amend the Schedules to this Agreement to add classes of Contracts, and the provisions of this Agreement shall be equally applicable to each such added class, unless the context otherwise requires. Notwithstanding the foregoing, AICA shall neither be required nor expected to add any additional contracts subject to the terms of this Agreement during the term of this Agreement, nor shall AICA have any right to use a Nicholas-Applegate Fund or its series as an underlying investment medium for any variable insurance products, except as provided under this Agreement or as the parties hereto may otherwise agree.

     2.2.2 ADDING SEPARATE ACCOUNTS. The parties hereto by mutual agreement may amend the Schedules to this Agreement to add new Separate Accounts, which may be used to support new classes of Contracts or as alternative or substitute Separate Accounts for an outstanding class or classes of Contracts.

     2.2.3 ADDING FUNDS, FUND SERIES AND SEPARATE ACCOUNT SUBACCOUNTS. The parties hereto by mutual agreement may amend the Schedules to this Agreement to add additional Funds, including new series of a Fund, and Separate Account Subaccounts, and the provisions of this Agreement shall be equally applicable to each such added Fund, Series or Separate Account Subaccount, unless the context otherwise requires.

2.3  NON-EXCLUSIVE.

     This Agreement does not create an exclusive relationship between AICA and Nicholas-Applegate, and each party shall be free to enter into relationships with third parties.

2.4  INDEPENDENT CONTRACTOR.

     Each of the parties will act as an independent contractor under the terms of this Agreement. Nothing contained in this Agreement creates or is intended to create the relationship of employer-employee, partnership or association between AICA and Nicholas-Applegate.

                                    SECTION 3
                      SERVICING AND MARKETING THE CONTRACTS

3.1  SERVICES.

     In consideration of the fees to be paid pursuant to Section 9 of this Agreement and in accordance with Schedules 4 and 6 hereof, Nicholas-Applegate and AICA shall perform the

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services stated in this Agreement, including but not limited to the specific services set forth below. It is the intention of the parties that Nicholas-Applegate shall provide services to facilitate the marketing of the Contracts, but that Nicholas-Applegate, its agents and representatives shall not offer or sell the Contracts or market the Contracts in such a manner that Nicholas-Applegate could be considered a Distributor or the Underwriter of the Contracts. However, certain agents and representatives of Nicholas-Applegate may become licensed as insurance agents and may be appointed by AICA as its Agents. It is understood by the parties that AICA shall serve as Underwriter of the Contracts. From time-to-time, the services to be provided by Nicholas-Applegate or AICA may be modified or additional services added by mutual written agreement.

3.2 NICHOLAS-APPLEGATE SERVICES REGARDING THE CONTRACTS. During the term of this Agreement, Nicholas-Applegate shall, with regard to the Contracts:

     3.2.1 DEVELOPMENT OF THE CONTRACTS. Nicholas-Applegate shall assist AICA in the design and development of the Contracts. If a new class of Contract is developed, this process shall include documented market research by both parties which indicates that the proposed provisions of a Contract are designed to be positively received in the marketplace. If a new class of Contract is developed, the parties anticipate a period of three (3) months from the time specifications are approved by both parties until a filing can be made with necessary regulatory authorities.

     3.2.2 SALES AND MARKETING SERVICES. Nicholas-Applegate shall provide the following sales and marketing services:

          A. RECRUIT CURRENT DISTRIBUTORS. Nicholas-Applegate shall recruit distributors with whom AICA currently has a Selling Agreement and obtain verbal commitments from such distributors to agree to add the Contracts to a Selling Agreement. Nicholas-Applegate shall provide AICA with written documentation of all such verbal commitments prior to AICA sending such distributors a letter acknowledging the addition of the Contracts to the Selling Agreement. AICA shall use its reasonable best efforts to facilitate this process.

          B. RECRUIT PROSPECTIVE DISTRIBUTORS. Nicholas-Applegate shall also recruit prospective distributors and assist AICA in developing relationships with prospective distributors through identification of key contacts and firm organizations. Nicholas-Applegate shall use its reasonable best efforts to have such prospective distributors execute a Selling Agreement with AICA. AICA shall use its best efforts to facilitate this process and will establish relationships with key administrative contacts at each Distributor following the signing of a Selling Agreement.

          C. APPOINTMENT OF AGENTS. Nicholas-Applegate shall provide reasonable assistance to AICA, if necessary, in securing the appointment of wholesalers, the Distributors and their licensed representatives as Agents by facilitating the submission of necessary documentation to AICA.

          D. TRAINING. After receiving appropriate introductory training from AICA (as described in Section 3.3.2.C. below), and follow-up training, if necessary, from AICA,

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Nicholas-Applegate shall assist the Distributors in the training of Agents in sales techniques and provide them with information concerning the Contracts and the Funds. Nicholas-Applegate shall answer all questions from Agents concerning the Contracts and the Funds and shall provide training to wholesalers concerning the Contracts and the Funds. AICA will provide reasonable necessary assistance to Nicholas-Applegate in responding to questions from Agents concerning the Contracts and the Funds.

          E. DESIGN AND PREPARE MATERIALS. Nicholas-Applegate shall design and prepare promotional, sales, advertising and training materials. Nicholas-Applegate will ensure that all materials directed to Distributors and Agents provide an "800" Nicholas-Applegate service desk number. Nicholas-Applegate shall maintain an appropriate inventory and provide fulfillment for all promotional, sales, advertising and training materials to the wholesalers, Distributors and Agents, including Contracts, forms, prospectuses and the contents of any selling kits used by the Distributors. Fulfillment shall include the stocking of such materials, but specifically shall not include the production of the materials specified in Section 3.3.3 of this Agreement.

     3.2.3 MARKETING SUPPORT -- "800" SERVICE DESK. Nicholas-Applegate shall maintain an "800" service desk to answer questions from Distributors and Agents concerning the Contracts and the Funds. After receiving appropriate introductory training from AICA (as described in Section 3.3.2.c. below), and follow-up training, if necessary, from AICA, Nicholas-Applegate shall train its telephone support staff so they are able to answer questions from Distributors and Agents concerning the Contracts and the Funds (including monthly information about Fund performance.) Nicholas-Applegate will ensure that all telephone support staff are appropriately licensed. Nicholas-Applegate also shall provide wholesalers with appropriate feedback regarding calls and fulfillment activity and shall distribute monthly Fund performance reports to them as well as to Distributors and Agents.

     3.2.4 GUARANTEED ACCOUNT OPTION. After receiving appropriate introductory training from AICA on the guaranteed account option (as described in Section 3.3.5 below), and follow-up training, if necessary, from AICA, Nicholas-Applegate shall provide administrative services and support to the Distributors in connection with the guaranteed account options. This shall include answering all questions of Distributors and Agents through the "800" service desk (including the appropriate training of the telephone support staff). Nicholas-Applegate shall be responsible for reasonable notification of all Distributors of changes in rates or terms of the guaranteed account option.

     3.2.5 REGULATORY FILINGS. Nicholas-Applegate shall, with any necessary assistance from AICA, and in accordance with all applicable laws, rules and regulations: (i) annually prepare, print and file with all appropriate regulatory authorities registration statements for the Funds, including the prospectuses and statements of additional information; (ii) if necessary, prepare, print and file with all appropriate regulatory authorities any amendments to the registration statements for the Funds, including the prospectuses and statements of additional information to reflect any changes in the Contracts or the Fund(s); (iii) prepare, print, and provide to all shareholders of the Funds and file with all appropriate regulatory authorities all proxy solicitation

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or voting instruction materials required under the federal securities laws to be provided to Contract owners; and (iv) prepare, print and provide to all shareholders of the Funds and file with all appropriate regulatory authorities all semi-annual and annual reports required by Rule 30d-1 under the 1940 Act to be provided to shareholders of the Fund.

     3.2.6 OTHER SERVICES. Nicholas-Applegate shall provide such other related services as requested by AICA and agreed to in writing by Nicholas-Applegate; but in no event shall Nicholas-Applegate or its Affiliates provide any customer services, as specified in Section 3.3.6.F., or engage in any activities that may be considered sales activities involving a customer.

3.3 AICA SERVICES REGARDING THE CONTRACTS. During the term of this Agreement, AICA shall, with regard to the Contracts:

     3.3.1 DEVELOPMENT OF THE CONTRACTS. AICA shall design and develop the Contracts with Nicholas-Applegate's assistance pursuant to Section 3.2.1 of this Agreement. If a new class of Contract is developed, this process shall include documented market research which indicates that the proposed provisions of a Contract are designed to be positively received in the marketplace. If a new class of Contract is developed, the parties anticipate a period of three (3) months from the time specifications are approved by both parties until a filing can be made with necessary regulatory authorities.

     3.3.2 SALES AND MARKETING SERVICES. AICA shall provide the following sales and marketing services:

          A. DISTRIBUTORS. Following the signing of a Selling Agreement, AICA shall develop, with Nicholas-Applegate's assistance, relationships with Distributors through identification of key contacts and firm organizations. AICA will use its reasonable best efforts to enable current Distributors to sell the Contracts and to assist Nicholas-Applegate in recruiting prospective distributors.

          B. APPOINTMENTS. AICA shall initiate the process for obtaining the appointment of wholesalers, the Distributors and their licensed registered representatives as Agents of AICA. AICA shall provide
Nicholas-Applegate at least monthly or bi-weekly, if reasonably practicable, reports concerning appointment activity.

          C. TRAINING. AICA shall provide Nicholas-Applegate with appropriate introductory training and follow-up training, if necessary, concerning the Contracts to enable Nicholas-Applegate to provide the training described in Section 3.2.2.D. and Section 3.2.3. AICA shall also maintain a "producer support team" to provide assistance to Nicholas-Applegate's "producer support team" to answer questions concerning the Contracts.

     3.3.3. DESIGN AND PREPARE MATERIALS. AICA shall design and prepare all Contract forms, application and enrollment and other necessary forms in support of the Contracts, and prospectuses for the Contracts and the Funds. The agreed-upon expense to be assumed by AICA

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in designing, preparing and producing these materials will be in accordance with the pricing specified on Schedule 4.

     3.3.4 MARKETING AND ADMINISTRATIVE SUPPORT. AICA shall provide the following marketing and administrative support services:

          A. "800" SERVICE DESK. AICA shall maintain an "800" service desk for customers to provide answers to all inquiries and to provide forms for processing changes, withdrawals, etc.

          B.  DISTRIBUTORS AND AGENTS.  AICA shall provide to
Nicholas-Applegate, the Distributors and/or their Agents information concerning customers, current account values, fund transfers, fund performance, status of any pending new business or 1035 exchanges.

     3.3.5     GUARANTEED ACCOUNT OPTION.  AICA shall provide
Nicholas-Applegate with appropriate introductory training and follow-up training, if necessary, concerning the Contracts and the guaranteed account options available under the Contracts to enable Nicholas-Applegate to provide the training described in Section 3.2.4.

     3.3.6     OTHER SERVICES.

          A. GENERAL. AICA shall provide Nicholas-Applegate with such sales activity, producer and initial and subsequent asset allocation or other investment election information as is reasonably necessary for Nicholas-Applegate to perform the services required of it by this Agreement. AICA shall provide such other related services as requested by Nicholas-Applegate and agreed to in writing by AICA.

          B. INSURANCE SERVICES. To the extent that Nicholas-Applegate in unusual circumstances and for a limited period of time requires the reasonable services of an Agent to perform certain activities requiring insurance licensing, AICA or an Affiliate will use its reasonable best efforts to assist Nicholas-Applegate in providing such services.

          C. REGULATORY FILINGS. AICA shall, with any necessary assistance from Nicholas-Applegate, and in accordance with all applicable laws, rules and regulations: (i) annually prepare, print and file with all appropriate regulatory authorities registration statements for the Contracts, including the prospectuses and statements of additional information; (ii) if necessary, prepare, print and file with all appropriate regulatory authorities any amendments to the registration statements for the Contracts, including the prospectuses and statements of additional information to reflect any changes in the Contracts or the Fund(s); (iii) provide to all Contract owners all proxy solicitation or voting instruction materials after receiving from Nicholas-Applegate all necessary proxy solicitation or voting instruction materials required under the federal securities laws to be provided to Contract owners; and (iv) prepare (as appropriate), file, as required, with all appropriate regulatory authorities, and provide to all Contract owners all semi-annual and annual reports required by Rule 30d-2 under the 1940 Act to be provided to Contract owners, after receiving from Nicholas-Applegate all semi-annual and annual reports

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required by Rule 30d-1 under the 1940 Act to be provided to AICA as a shareholder of the Funds.

          D. CUSTOMER REPORTS. AICA, in accordance with all applicable laws, rules and regulations, shall provide to all Contract owners: (i) confirmation of all financial transactions with Contract owners; (ii) quarterly statements; (iii) appropriate federal and state tax forms; and (iv) annual amendments to the prospectuses and statements of additional information for the Contracts and the Funds, if required, and shall mail all necessary proxy solicitation or voting instructions materials, and all semi-annual and annual reports required by Rule 30d-2 under the 1940 Act.

          E. CUSTOMER SERVICES. AICA, in accordance with all applicable laws, rules and regulations, shall: (i) prepare and provide to all Contract owners confirmations and all other necessary Contract owner communications, and (ii) provide an "800" number and voice response system for Contract owners. AICA also shall provide the following services in support of the
Contracts: (i) process all new account applications (including mailing of all issue documents to the Distributor); (ii) apply initial and subsequent premiums as specified by Contract owners; (iii) process all financial transactions with respect to the Contracts, such as withdrawals, death claims, cancellations, transactions under the systematic withdrawal program and any bank plans; (iv) support elections for asset allocation and annual rebalancing elections under the Contracts; and (v) provide general support services for the Contracts.

          F. DISTRIBUTOR SUPPORT SERVICES. AICA shall: (i) develop procedures and appropriate documentation with respect to commission processing; (ii) provide bi-weekly commission statements and checks for delivery by AICA to the appropriate Distributor, assuming net commission arrangements are not in place; (iii) develop procedures to receive and respond to Distributor and Agent inquiries concerning commission payments;
(iv) provide appropriate federal and state tax forms to each Distributor in compliance with applicable federal and state laws, rules and regulations and
(v) with the necessary assistance of Nicholas-Applegate, provide, within a reasonable period of time, statement, asset allocation and other service upgrades designed to meet competitive industry standards. For purposes of this Section 3.3.6.F., "competitive industry standards" means standards applicable to variable annuities sold through wirehouses and broker-dealers.

3.4  SELLING AGREEMENTS.

     AICA shall act as the Underwriter of the Contracts in the Territory of the Contracts. AICA shall, using its reasonable best judgment, enter into separate written Selling Agreements with Distributors that AICA considers capable and appropriate in order to authorize them to sell the Contracts. Distributors that have already executed Selling Agreements with AICA that do not include the Contracts in the Selling Agreements, will not be considered authorized distributors for purposes of this Agreement until an acknowledgement letter is sent to them by AICA. AICA will provide Nicholas-Applegate, on a monthly basis, a list of all Distributors that have entered into a Selling Agreement with AICA with respect to the Contracts.

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3.5  MARKETING MATERIALS.

     The parties recognize that the following general rules shall apply to promotional, sales, advertising and training material; provided, however, that the following general rules shall not prohibit a party from taking action required by applicable federal or state law, or require a party to take action prohibited by applicable federal or state law.

     3.5.1 RESPONSIBLE PARTIES. Nicholas-Applegate shall be primarily responsible for the design and preparation of promotional, sales, advertising and training material. It is understood that, as a general matter, Nicholas-Applegate shall initiate and design all forms of promotional, sales advertising and training material relating to the Contracts, although AICA also may do so. Such promotional, sales, advertising and training material shall be prepared and reviewed in light of all applicable laws, rules and regulations. All such material shall be approved in writing by each party and the parties agree to respond to requests for such approval on a prompt and timely basis, not exceeding ten (10) business days for the initial review of such materials, and five (5) business days for any subsequent review of such materials.

     3.5.2 PROCEDURES. Prior to any distribution of such materials to Distributors or members of the public, the following procedures shall be observed:

          A. Each party shall provide the other with copies of all promotional, sales, advertising and training material developed by each party for the other party's prompt review and written approval. Each party shall provide the other with all "final" versions of such materials.

          B. If any such promotional, sales, advertising or training material names a Fund or a Fund's investment adviser or sub-adviser, Nicholas-Applegate, with respect to materials it prepares and those materials prepared by AICA and its Affiliate (once such materials are received by Nicholas-Applegate), shall furnish such material to such Fund's investment adviser or sub-adviser or its designee and shall obtain written approval from each Fund or such Fund's investment adviser or sub-adviser or its designee before use.

          C. Nicholas-Applegate shall be responsible for filing all promotional, sales and advertising material, whether developed by Nicholas-Applegate or AICA, with the NASD only. It is anticipated that training materials provided to Distributors and Agents will not be filed with the NASD or any state securities or insurance regulatory authorities, although such materials will be prepared in accordance with applicable laws, as stated above.

          D. AICA shall be responsible for filing all promotional, sales and advertising materials, whether developed by Nicholas-Applegate or AICA, with all appropriate state securities or insurance regulatory authorities.

          E. Each party shall assist the other, as necessary, in filing such promotional, sales, or advertising materials, as required, with all appropriate regulatory authorities in accordance with the rules and regulations of such regulatory authorities.

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          F.  Each party shall notify the other expeditiously of any comments provided by any regulatory authority on materials filed by them and will cooperate expeditiously in resolving and implementing any comments, as necessary. Each party will provide the other with any written responses prepared in response to such comments.

3.6  EXPENSES.

     Other than as specifically provided in this Agreement, AICA shall pay all expenses that it incurs in connection with this Agreement and Nicholas-Applegate shall pay all expenses that it incurs in connection with this Agreement. Specifically, with regard to the activities described in
Section 3.2.5, Nicholas-Applegate shall bear all printing expenses in connection with printing a sufficient number of copies for all Contract owners with respect to proxy solicitation materials, voting instruction materials, and semi-annual reports and annual reports required to be provided to Contract owners. In the event AICA, at the request of Nicholas-Applegate, prints such materials and reports, Nicholas-Applegate shall reimburse AICA for all reasonable printing expenses. With regard to the activities described in Section 3.3.6.C, AICA shall bear all postage and mailing expenses incurred in connection with providing Contract owners with such materials and reports, provided if Nicholas-Applegate is printing such materials AICA receives such materials in a timely manner from Nicholas-Applegate.

                                    SECTION 4
                         TRADEMARKS AND CONFIDENTIALITY

4.1  TRADEMARKS.

     The rights and obligations of the parties with respect to certain names, trademarks or service marks to be used in connection with the Contracts are set forth in a License Agreement between Nicholas-Applegate and Aetna Life and Casualty Company dated November 30, 1995 attached hereto as Schedule 5.

4.2  OWNERSHIP OF PROSPECTS; CONFIDENTIALITY.

     4.2.1 PROSPECTS. The names, addresses and other information relating to prospects or leads for the Contracts acquired by a Distributor or an agent or representative of a Distributor in connection with their solicitation activities shall be the exclusive property of, and shall be exclusively owned by, such Distributor, unless such information is provided directly by AICA or Nicholas-Applegate or is already in the possession of AICA or Nicholas-Applegate. The records created and maintained by AICA, or by any subcontractor on behalf of AICA, that pertain to Contract owners and the servicing and administration of the Contracts shall be the exclusive property of, and shall be exclusively owned by AICA. Information concerning the names, addresses and other information with respect to Contract owners contained in such records may be used by AICA or its Affiliates or Nicholas-Applegate or its Affiliates only to the extent necessary for the issuance or maintenance of the Contracts or for other required regulatory

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purposes.  No party or its Affiliates shall use or make public the names, addresses or other information with respect to Contract owners ("Contract owner Information") contained in such records for any purpose except in connection with the performance of such party's duties and responsibilities under this Agreement, unless such Contract owner Information was (i) provided directly by such party to the Distributors or the Underwriter, or (ii) in the possession of the party wishing to use the Contract owner Information before the entity or individual became a Contract owner, or (iii) obtained by the party through a means or method having no relationship whatsoever with the duties or responsibilities of such party or its Affiliates, Agents or employees under this Agreement.

     4.2.2 CONFIDENTIALITY. AICA and its Affiliates and Nicholas-Applegate and its Affiliates each shall keep confidential the terms and provisions of this Agreement (except as required by law or regulation), each other's methods of doing business, the names, addresses and other personal information relating to customers or prospective customers for the Contracts, the names, addresses and other personal information relating to Contract owners, and any other information proprietary to the other and shall not reproduce, disseminate or otherwise publish or make available the same directly or indirectly to any person not affiliated with a party to this Agreement without the prior written approval of the other, except as required by applicable law or regulation or any regulatory body, administrative agency or other governmental instrumentality with jurisdiction over such party's attorneys, accountants and other representatives involved in the services and activities contemplated by this Agreement.

                                    SECTION 5
                                   REGULATION

5.1  RECORDS.

     AICA and Nicholas-Applegate each shall maintain such accounts, books and other documents as are required to be maintained by each of them by applicable laws and regulations and shall preserve such accounts, books and other documents for the periods prescribed by such laws and regulations. The accounts, books and records of AICA, the Separate Account(s) and Nicholas-Applegate as to all transactions hereunder shall be maintained so as to clearly and accurately disclose the nature and details of the transactions, including such accounting information as necessary to support the reasonableness of the amounts paid by AICA hereunder or pursuant to any Selling Agreement with Distributors with respect to the Contracts. Each party shall have the right to inspect and audit such accounts, books and records of the other party during normal business hours upon reasonable written notice to the other party. Each party shall keep confidential all information obtained pursuant to such an inspection or audit, and shall disclose such information to third parties only upon receipt of written authorization from the other party, except as required by applicable law or regulation or any regulatory body, administrative agency or other governmental instrumentality with jurisdiction over such party's attorneys, accountants and other representatives involved in the services and activities contemplated by this Agreement.

5.2  INVESTIGATIONS AND PROCEEDINGS; COOPERATION.

     Nicholas-Applegate and AICA shall cooperate fully in any insurance regulatory investigation or proceeding or judicial proceeding arising in connection with the offering, sale or distribution of the Contracts subject to this Agreement. Further, Nicholas-Applegate and AICA shall cooperate fully in any securities regulatory investigation or proceeding or judicial proceeding with respect to AICA, Nicholas-Applegate, their Affiliates and their Agents, representatives or employees to the extent that such investigation or proceeding is in connection with the offering, sale or distribution of the Contracts (including the Funds) subject to this Agreement. Without limiting the foregoing, AICA and Nicholas-Applegate shall promptly notify each other of any customer complaint, correspondence from or on behalf of Contract owners, or notice of any regulatory investigation or proceeding or judicial proceeding received by either party with respect to AICA, Nicholas-Applegate or any of their Affiliates, Agents, representatives or employees or which may affect AICA's issuance of any Contract (and the offering of Funds as investment options) subject to this Agreement.

     Nicholas-Applegate shall send by facsimile and by express mail copies of all correspondence from or on behalf of Contract owners or any regulatory authority concerning the Contracts, the Funds, Nicholas-Applegate or AICA as soon as is reasonably possible. AICA shall be responsible for either responding to all correspondence, or coordinating such response with the Distributor or Nicholas-Applegate, if appropriate. Any response relating to Nicholas-Applegate or the Funds must be approved in writing by Nicholas-Applegate prior to it being sent to the Contract owner or any regulatory authority. Nicholas-Applegate agrees to review any such response prepared by AICA within three (3) business days of its receipt by Nicholas-Applegate, except if a more prompt response is required Nicholas-Applegate will respond by facsimile transmission.
Nicholas-Applegate and AICA shall cooperate in investigating any complaint. Any response by AICA which relates to the Contracts, AICA or its Affiliates or any Distributor, shall be provided to Nicholas-Applegate no later than the time it is provided to the Contract owner or any regulatory authority.

                                    SECTION 6
                                    AUTHORITY

6.1  AUTHORITY TO EXECUTE.

     The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by all necessary corporate action by each of the parties, and when so executed and delivered this Agreement shall be the valid and binding obligation of each of the parties enforceable in accordance with its terms.

6.2  NO CONFLICTS.

     The consummation of the transactions contemplated by this Agreement, and the fulfillment of the terms of this Agreement, shall not, in any material way, conflict with, result in any breach of the terms and provision of, or constitute (with or without notice or lapse of time) a default under, the articles of incorporation, charter, or bylaws, or any amendment thereto, of any of the parties, or any indenture, agreement, mortgage, deed of trust, or other instrument to which Nicholas-Applegate or AICA is a party or by which Nicholas-Applegate or AICA is bound, or violate any law, or, to the best of AICA's or Nicholas-Applegate's knowledge, any order, rule or regulation applicable to AICA or Nicholas-Applegate of any court or of any federal or state regulatory body, administrative agency or any other governmental instrumentality having jurisdiction over AICA or Nicholas-Applegate or any of their properties.

     No consent, approval, authorization or order of any court or governmental authority or agency is required for the issuance or sale of the Contracts or for the consummation of the transactions contemplated by this Agreement that has not been obtained, except for the approvals of the SEC and certain states securities regulatory authorities with regard to the securities to be issued by the Funds and Separate Accounts regarding the Contracts and certain insurance regulatory authorities regarding the Contracts.

                                    SECTION 7
                               RIGHTS AND REMEDIES

7.1  INDEMNIFICATION.

     7.1.1 AICA. AICA shall indemnify and hold harmless Nicholas-Applegate and its Affiliates and any officer, director, employee or agent of the foregoing, against any and all losses, claims, damages or liabilities, joint or several (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of any action, suit or proceeding or any claim asserted), to which Nicholas-Applegate and its Affiliates and/or any such person may become subject, under any statute, regulation, promulgation or any NASD rule or interpretation, at common law or otherwise, insofar as such losses, claims, damages or liabilities result from any breach by AICA or any representative of AICA of any provision of this Agreement, or by violation by AICA or any representative of AICA of any law or regulation.

     This indemnification agreement shall be in addition to any liability that AICA may otherwise have; provided, however, that no person shall be entitled to indemnification pursuant to this provision if such loss, claim, damage or liability is due to the willful misfeasance, bad faith, gross negligence or reckless disregard of duty by the person seeking indemnification.

     7.1.2 NICHOLAS-APPLEGATE. Nicholas-Applegate shall indemnify and hold harmless AICA and its Affiliates and any officer, director, employee or agent of the foregoing, against any and all losses, claims, damages or liabilities, joint or several (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claims asserted), to which an AICA and its Affiliates and/or any such person may become subject under any statute, regulation, promulgation or any NASD rule or interpretation, at common law or otherwise, insofar as such losses, claims, damages or liabilities result from any breach by Nicholas-Applegate or an Affiliate or any representative of Nicholas-Applegate of any provision of this Agreement, or by violation by Nicholas-Applegate or an Affiliate or any representative of Nicholas-Applegate of any law or regulation.

     This indemnification shall be in addition to any liability that Nicholas-Applegate may otherwise have; provided, however, that no person shall be entitled to indemnification pursuant to this provision if such loss, claim, damage or liability is due to the willful misfeasance, bad faith, gross negligence or reckless disregard of duty by the person seeking indemnification.

     7.1.3 GENERAL. After receipt by a party entitled to indemnification ("indemnified party") under this Section 7 of notice of the commencement of any action, if a claim in respect thereof is to be made against any person obligated to provide indemnification under this Section 7 ("indemnifying party"), such indemnified party shall notify the indemnifying party in writing of the commencement thereof as soon as practicable thereafter; provided that the omission to so notify the indemnifying party shall not relieve the indemnifying party from any liability under this Section 7, except to the extent that the omission results in a failure of actual notice to the indemnifying party and such indemnifying party is damaged solely as a result of the failure to give such notice. The indemnifying party, upon the request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding.
In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless: (1) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel; or (2) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The indemnifying party shall not be liable for any settlement of any proceeding effected without written consent but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party shall indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment.

     The indemnification provisions contained in this Section 7 shall remain operative in full force and effect, regardless of any termination of this Agreement. A successor by law of AICA or Nicholas-Applegate, as the case may be, shall be entitled to the benefits of the indemnification provisions contained in this Section 7.

7.2  RIGHTS, BENEFITS, ETC., ARE CUMULATIVE.

     The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under federal and state laws. Failure of either party to insist upon strict compliance with any of the conditions of this Agreement shall not be construed as a waiver of any of the conditions, but the same shall remain in full force and effect. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

7.3. ARBITRATION.

     Any controversy or claim arising out of or relating to this Agreement, or the breach hereof, shall be settled by arbitration in the forum jointly selected by AICA and Nicholas-Applegate (but if applicable law requires some other forum, then such other forum) in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

                                    SECTION 8
                                   TERMINATION

8.1  TERM OF AGREEMENT.

     Unless otherwise terminated pursuant to this Section 8, this Agreement shall remain in effect until December 31, 1998, and shall continue thereafter until terminated. After the initial term, this Agreement may be terminated by either party for any reason or for no reason upon six (6) months prior written notice by the terminating party to the other party without the payment of any penalty.

8.2  TERMINATION BY ASSIGNMENT.

     This Agreement shall not be assignable by a party without the prior written consent of the other party. The term "assignment" shall for purposes of this Agreement be construed in accordance with Rule 2a-6 under the 1940 Act and the interpretations thereunder, so long any such assignee is capable of performing its obligations under this Agreement.

8.3  TERMINATION FOR MATERIAL BREACH.

     This Agreement may be terminated at the option of either party to this Agreement upon the other party's material breach of any provision of this Agreement, unless such breach has been cured within 10 days after receipt of written notice of breach from the non-breaching party.

8.4  SURVIVABILITY.

     Upon termination of this Agreement all authorizations, rights and obligations shall cease except: (1) AICA's obligation to service any then existing Contracts; (2) Nicholas-Applegate's obligation to continue its services with regard to the Funds; and (3) the obligations contained in Sections 4.2, 5, 7 and 9 and Schedules 4 and 6 hereof.

                                    SECTION 9
                                  COMPENSATION

9.1 FEES AND CHARGEBACKS. Fees and chargebacks shall be determined in accordance with Schedule 6 hereof.

                                   SECTION 10
                                  MISCELLANEOUS

10.1 INTERPRETATION; JURISDICTION.

     This Agreement constitutes the whole agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior oral or written understandings, agreements or negotiations between the parties with respect to such subject matter, except as otherwise agreed to in writing by the parties. No prior writings by or between the parties with respect to the subject matter hereof shall be used by either party in connection with the interpretation of any provision of this Agreement. This Agreement shall be construed and its provisions interpreted under and in accordance with the laws of the State of Connecticut without giving effect to principles of conflict of laws.

10.2 NOTICES.

          All notices hereunder are to be made in writing and shall be given: if to AICA, to:


                    Michael J. Gilotti, Vice President
                    Aetna Insurance Company of America
                    151 Farmington Avenue, YFFN
                    Hartford, Connecticut 06156

          with a simultaneous copy to:

                    Maria F. McKeon, Esq.
                    Aetna Insurance Company of America
                    151 Farmington Avenue, RE4C
                    Hartford, CT 06156

          if to Nicholas-Applegate, to:

                    Nicholas-Applegate Capital Management
                    600 West Broadway, 30th Floor
                    San Diego, California 92101
                    Attention: General Counsel

          with a simultaneous copy to:

                    Jane A. Kanter, Esq.
                    Katten Muchin & Zavis
                    1025 Thomas Jefferson St., N.W.
                    Suite 700, East Lobby
                    Washington, DC 20007
or such other address as such party may hereafter specify in writing. Each such notice to a party shall be either hand delivered or transmitted by registered or certified United States mail with return receipt requested, and shall be effective upon delivery.

10.3 ENTIRE AGREEMENT.

     This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all previous oral or written agreements between the parties.

10.4 SCHEDULES.

     The Schedules referred to in this Agreement are hereby incorporated herein and made a part of this Agreement. To the extent the language in the "Statement of Intent" portion of Schedule 4 contradicts a provision of this Agreement, the language of this Agreement shall be controlling.

10.5 SEVERABILITY.

     This is a severable Agreement. In the event that any provision of this Agreement would require a party to take action prohibited by applicable federal or state law or prohibit a party from taking action required by applicable federal or state law, then it is the intention of the parties hereto that such provision shall be enforced to the extent permitted under the law, and, in any event, that all other provisions of this Agreement shall remain valid and duly enforceable as if the provision at issue had never been a part hereof.

10.6 SECTION AND OTHER HEADINGS.

     The headings in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

10.7 COUNTERPARTS.

     This Agreement may be executed in two or more counterparts, which when taken together shall constitute one and the same instrument.

10.8 REGULATIONS.

     This Agreement is subject to all state and federal laws, regulations and promulgations relating to the sale of the Contracts. This Agreement shall be subject to the provisions of the

1933 Act, the Securities and Exchange Act of 1934 and the 1940 Act and the rules and regulations thereunder and the rules and regulations of the National Association of Securities Dealers, Inc., from time to time in effect, including such exemptions from the 1940 Act as the SEC may grant, and the terms hereof shall be interpreted and construed in accordance therewith.

     IN WITNESS WHEREOF, each party hereto represents that the officer signing this Agreement on the party's behalf is duly authorized to execute this Agreement; and the parties hereto have caused this Agreement to be duly executed by such authorized officers on the date specified below.

               AETNA INSURANCE COMPANY OF AMERICA

               BY:___________________________________
               NAME:_________________________________
               TITLE:________________________________
               DATE:_________________________________


               NICHOLAS-APPLEGATE CAPITAL MANAGEMENT

               BY:_________________________________
               NAME:  E. BLAKE MOORE, JR.
               TITLE:   GENERAL COUNSEL
               DATE:_______________________________


               NICHOLAS-APPLEGATE SECURITIES

               BY:_________________________________
               NAME:  E. BLAKE MOORE, JR.
               TITLE:   GENERAL COUNSEL
               DATE:_______________________________